Exhibit 3.30

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

INERGY DAKOTA PIPELINE, LLC

i

ARTICLE VII—TRANSFERS OF INTERESTS		12
7.1	General Provisions	12
7.2	Redemption of Interests	13

ARTICLE VIII—DISSOLUTION AND TERMINATION		13
8.1	Events Causing Dissolution	13
8.2	Effect of Dissolution	13
8.3	Application of Proceeds	13

ARTICLE IX—MISCELLANEOUS		13
9.1	Title to the Property	13
9.2	Nature of Interest in the Company	14
9.3	Notices and Determinations	14
9.4	No Third Party Rights	14
9.5	Amendments to this Agreement	14
9.6	Severability	14
9.7	Binding Agreement	14
9.8	Governing Law	14

ii

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

INERGY DAKOTA PIPELINE, LLC

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) is made as of December 7, 2012, by Inergy Dakota Pipeline, LLC a Delaware limited liability company (the “Company”), and Inergy Crude Logistics, LLC a Delaware limited partnership (the “Member”).

The Company was formed as a limited liability company under the Delaware Limited Liability Company Act on December 29, 2010;

The Company changed its name from Rangeland Pipeline, LLC to Inergy Dakota Pipeline, LLC on December     , 2012; and

The Member desires to amend and restate this Agreement as the limited liability company agreement of the Company.

The undersigned declare and agree as follows:

ARTICLE I—DEFINITIONS

1.1 Terms Defined Herein. As used herein, the following terms have the following meanings:

“Act” means the Delaware Limited Liability Company Act.

“Agreement” means the Limited Liability Company Agreement of the Company.

“Available Cash” means the aggregate amount of cash on hand or in bank, money market or similar accounts of the Company as of the end of each fiscal quarter, or other applicable period, derived from any source (other than capital contributions and Liquidation Proceeds) that the Member determines is available for distribution to the Member after taking into account any amount required or appropriate to maintain a reasonable amount of Reserves.

“Capital Account” means the account established and maintained by the Company for the Member and any Transferee pursuant to Section 3.3.

“Certificate” means the Certificate of Formation of the Company filed with the Delaware Secretary of State, as amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or the corresponding provision of future federal tax laws.

“Company” means Inergy Dakota Pipeline, LLC, a Delaware limited liability company.

“Credits” means all tax credits allowed by the Code with respect to activities of the Company or the Property.

“Distributions” means any distributions by the Company to the Member of Available Cash or Liquidation Proceeds or other amounts.

“Fair Value” of an asset means its fair market value.

“Income” and “Loss” mean, respectively, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with the Code.

“Interest” refers to all of the Member’s rights and interests in the Company in the Member’s capacity as a Member, all as provided in the Certificate, this Agreement and the Act, including the Member’s interest in the capital, income, gain, deductions, losses, and credits of the Company.

“Liquidation Proceeds” means all Property at the time of liquidation of the Company and all proceeds thereof.

“Member” means Inergy Crude Logistics, LLC, or any successor-in-interest to Inergy Crude Logistics, LLC who becomes a Member as provided in this Agreement.

“Person” means any individual, partnership, limited liability company, corporation, cooperative, trust or other entity.

“Property” means all properties and assets that the Company may own or otherwise have an interest in from time to time.

“Reserves” means amounts set aside from time to time by the Manager pursuant to Section 4.6.

“Substitute Member” has the meaning set forth in Section 7.1.

“Transfer” means (i) when used as a verb, to give, sell, exchange, assign, transfer, pledge, hypothecate, bequeath, devise or otherwise dispose of or encumber, and (ii) when used as a noun, the nouns corresponding to such verbs, in either case voluntarily or involuntarily, by operation of law or otherwise.

“Transferee” has the meaning set forth in Section 7.1.

1.2 Certain Interpretive Matters. In construing this Agreement, it is the intent of the parties that:

(a) the captions of the articles, sections or subsections, or to the Table of Contents in this Agreement are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction;

(b) examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(c) the word “includes” and its derivatives means “includes, but is not limited to,” and corresponding derivative expressions;

(d) a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(e) the meanings of the defined terms are applicable to both the singular and plural forms thereof;

(f) all references to prices, values or monetary amounts refer to United States dollars;

(g) all references to articles, sections, paragraphs, clauses, exhibits or schedules refer to articles, sections, paragraphs and clauses of this Agreement, and to exhibits or schedules attached to this Agreement, unless expressly provided otherwise;

(h) each exhibit and schedule to this Agreement is a part of this Agreement and references to the term “Agreement” are deemed to include each such exhibit and schedule to this Agreement except to the extent that the context indicates otherwise, but if there is any conflict or inconsistency between the body of this Agreement and any exhibit or schedule, the provisions of the body of this Agreement will control;

(i) the words “this Agreement,” “herein,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular article, section or other subdivision, unless expressly so limited;

(j) the word “or” is disjunctive but not necessarily exclusive;

(k) all references to agreements or laws are deemed to refer to such agreements or laws as amended or revised or as in effect at the applicable time, including corresponding provisions of future agreements or laws; and

(l) as used in this Agreement, accounting terms not defined in this Agreement, and accounting terms partly defined to the extent not defined, will have the respective meanings given to them under United States generally accepted accounting principles.

ARTICLE II—BUSINESS PURPOSES AND OFFICES

2.1 Name; Business Purpose. The name of the Company is stated in the Certificate. The business purpose of the Company is to (a) manage, operate, lease, sell and otherwise deal with any and all assets or properties contributed to the Company by the Member or hereafter acquired or developed by the Company, (b) serve as the sole member or stockholder of its Subsidiaries and, in connection therewith, to exercise all the rights and powers conferred upon the Company as the sole member or stockholder of such Subsidiaries pursuant to the operating agreements or charter documents of each of such Subsidiaries, (c) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the Member and which lawfully may be conducted by a limited liability company organized pursuant to the Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Company pursuant to the agreements relating to such business activity, and (d) do anything necessary or appropriate that the Member reasonably determines, as of the date of the acquisition or commencement of such activity, that such activity (i) generates “qualifying income” (as such term is defined pursuant to Section 7704 of the Code) or (ii) enhances the operations of an activity of the Company (including, without limitation, the construction, development and operation of the COLT Terminal and relating facilities), and to do any and all things necessary, appropriate or incidental thereto. The Company is formed only for such business purpose and will not be deemed to create any declaration or agreement by the Company or the Member with respect to any other activities whatsoever other than the activities within such business purpose.

2.2 Powers. In addition to the powers and privileges conferred upon the Company by law and those incidental thereto, the Company has the same powers as a natural person to do all things necessary or convenient to carry out its business and affairs.

2.3 Principal Office. The principal office of the Company will be located at such place as the Member may determine from time to time.

2.4 Registered Office and Registered Agent. The location of the registered office and the name of the registered agent of the Company in the State of Delaware shall be stated in the Certificate. The registered office and registered agent of the Company in the State of Delaware may be changed, from time to time, by the Member.

2.5 Amendment of the Certificate. The Company will amend the Certificate at such time or times and in such manner as may be required by the Act and this Agreement.

2.6 Effective Date. This Agreement is effective on the date of this Agreement. The Company will continue until dissolved pursuant to the Act, the Certificate, or this Agreement.

2.7 No Liability of Member, Representative or Officer. None of the Member, the Representative or any Officer, solely by reason of being a Member, the Representative or Officer, will not be liable, under a judgment, decree or order of a court, or in any other manner, for a debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, or for the acts or omissions of any other Member, Representative, Officer, agent or employee of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act will not be grounds for imposing liability on the Member, the Representative or any Officer for liabilities of the Company.

2.8 Interest Not Acquired for Resale. The Member is acquiring an Interest for the Member’s own account as an investment and without an intent to distribute such Interest, which Interest has not been registered under the Securities Act of 1933 or any state securities laws, and the Member’s Interest may not be resold or transferred without appropriate registration or the availability of an exemption from such requirements.

ARTICLE III—CAPITAL CONTRIBUTIONS AND LOANS

3.1 Capital Contributions. The Member’s predecessors in interest previously contributed to the capital of the Company the cash or other assets set forth in the books and records of the Company.

3.2 Additional Capital Contributions. The Member is not obligated to make any additional contributions to the capital of the Company and, accordingly, the Member will not be liable for damage to the Company as a result of the failure of the Member to make any additional contributions. The Member may, however, make such additional contributions to the capital of the Company as determined from time to time the Member.

3.3 Capital Accounts. A Capital Account will be maintained by the Company for the Member and any Transferee.

3.4 Capital Withdrawal Rights, Interest. Except as expressly provided in this Agreement, (a) the Member is not entitled to withdraw or reduce the Member’s Capital Account or to receive any Distributions, (b) the Member is not entitled to demand or receive any Distribution in any form other than in cash, and (c) the Member is not entitled to receive or be credited with any interest on any balance in the Member’s Capital Account at any time.

3.5 Loans . The Member may make loans to the Company in such amounts, at such times, and on such terms and conditions as may be determined by the Member. Loans by the Member to the Company will not be considered as contributions to the capital of the Company.

ARTICLE IV—ALLOCATIONS AND DISTRIBUTIONS

4.1 Non-Liquidation Cash Distributions. The amount, if any, of Available Cash may be determined and distributed by the Member at any time and from time to time.

4.2 Liquidation Distributions. Liquidation Proceeds will be distributed in the following order of priority:

(a) To the payment of debts and liabilities of the Company (including to the Member to the extent otherwise permitted by law and applicable contractual restrictions) and the expenses of liquidation.

(b) Next, to the setting up of such reserves as the Person required or authorized by law to wind up the Company’s affairs may reasonably deem necessary or appropriate for any disputed, contingent or unforeseen liabilities or obligations of the Company, provided that any such reserves must be paid over by such Person to an independent escrow agent, to be held by such agent or its successor for such period as such Person deems advisable for the purpose of applying such reserves to the payment of such liabilities or obligations and, at the expiration of such period, the balance of such reserves, if any, will be distributed as hereinafter provided.

(c) The remainder to the Member.

4.3 Income, Losses and Credits. The Company’s Income or Loss, as the case may be, and applicable Credits, for each fiscal year of the Company, as determined in accordance with such method of accounting as may be adopted for the Company, will be allocated to the Member for both financial accounting and income tax purposes, except as otherwise provided for herein or unless the Member determines otherwise.

4.4 Withholding of Distributions. Notwithstanding any other provision of this Agreement, the Member (or any Person required or authorized by law to wind up the Company’s affairs) may suspend, reduce or otherwise restrict Distributions of Available Cash and Liquidation Proceeds when, in the Member’s sole opinion, such action is in the best interests of the Company.

4.5 Tax Withholding. Notwithstanding any other provision of this Agreement, the Member may take any action that the Member determines is necessary or appropriate to cause the Company to comply with any withholding requirements established under any federal, state or local tax law, including withholding on any Distribution to the Member. For all purposes of this Article IV, any amount withheld on any Distribution and paid over to the appropriate governmental body may be treated as if such amount had in fact been distributed to the Member.

4.6 Reserves. The Member may establish, maintain and expend Reserves to provide for working capital, for future maintenance, repair or replacement of the Property, for debt service, for future investments and for such other purposes as the Member may deem necessary or advisable.

ARTICLE V—MANAGEMENT

5.1 Management. Except as expressly limited by law or this Agreement, the Property, business and affairs of the Company will be managed by one natural person, as designated by the Member, who is referred to as the “Representative.” The Member hereby designates John J. Sherman as the Representative. The Representative will hold office until the Representative’s successor is designated by the Member or until the Representative’s earlier death or resignation.

5.2 Officers.

(a) Generally. The Representative, as set forth below, will appoint agents of the Company, referred to as “Officers” of the Company as described in this Section 5.2. Unless provided otherwise by resolution of the Member or Representative, the Officers will have the titles, power, authority and duties described below in this Section 5.2.

(b) Titles and Number. The Officers will be the Chairman of the Board of Directors (unless the Member or the Representative provide otherwise), the President, any and all Vice Presidents, the Secretary and any and all Assistant Secretaries and any Treasurer and any and all Assistant Treasurers and any other Officers appointed pursuant to this Section 5.2. There may be appointed from time to time, in accordance with this Section 5.2, such Vice Presidents, Secretaries, Assistant Secretaries, Treasurers and Assistant Treasurers as the Member or Representative may desire. Any individual may hold more than one office.

(i) President. The Member or the Representative will elect an individual to serve as President. The President will be the chief executive officer of the Company. The President may sign, with the secretary, an assistant secretary or any other proper officer of the Company thereunto duly authorized by the Member or Representative, any deeds, mortgages, bonds, contracts or other instruments that the Member or Representative has authorized to be executed except in cases where the execution thereof is expressly delegated by the Member or the Representative or by this Agreement to some other Officer or agent of the Company or is required by law to be otherwise executed. In general, the President will perform all duties incident to the office of President and chief executive officer of the Company and such other duties as may be prescribed from time to time by the Member or the Representative.

(ii) Vice Presidents. The Member or the Representative, in their discretion, may elect one or more Vice Presidents. In the absence of the President or in the event of the President’s inability or refusal to act, the Vice President (or in the event there be more than one vice president, the vice presidents in the order designated, or in the absence of any designation, then in the order of their election) will perform the duties of the President, and the Vice President, when so acting, will have all of the powers and be subject to all the restrictions upon the President. Each Vice President will perform such other duties as from time to time may be assigned by the President or the Member or the Representative.

(iii) Secretary and Assistant Secretaries. The Member or the Representative, in their discretion, may elect a Secretary and one or more Assistant Secretaries. The Secretary will record or cause to be recorded in books provided for that purpose the minutes of the meetings or actions of the Representative and of the Members, will see that all notices are duly given in accordance with the provisions of this Agreement and as required by law, will be custodian of all records (other than financial), will see that the books, reports, statements, certificates and all other documents and records required by law are properly kept and filed, and, in general, will perform all duties incident to the office of Secretary and such other duties as may, from time to time, be assigned to him or her by this Agreement, the Member, the Representative or the President. The Assistant Secretaries will exercise the powers of the Secretary during that Officer’s absence or inability or refusal to act.

(iv) Treasurer and Assistant Treasurers. The Member or the Representative, in their discretion, may elect a Treasurer and one or more Assistant Treasurers. The Treasurer will keep or cause to be kept the books of account of the Company and will render statements of the financial affairs of the Company in such form and as often as required by this Agreement, the Member or the Representative or the President. The Treasurer, subject to the order of the Member or the Representative, will have the custody of all funds and securities of the Company. The Treasurer will perform all other duties commonly incident to his office and will perform such other duties and have such other powers as this Agreement, the Member, the Representative or the President, will designate from time to time. The Assistant Treasurers will exercise the power of the Treasurer during that Officer’s absence or inability or refusal to act. Each of the Assistant Treasurers will possess the same power as the Treasurer to sign all certificates, contracts, obligations and other instruments of the Company. If no Treasurer or Assistant Treasurer is appointed and serving or in the absence of the appointed Treasurer and Assistant Treasurer, the President and chief executive officer, or such other Officer as the Member or the Representative selects, will have the powers and duties conferred upon the Treasurer.

(c) Other Officers and Agents. The Member or the Representative may appoint such other Officers and agents as may from time to time appear to be necessary or advisable in the conduct of the affairs of the Company, who will hold their offices for such terms and will exercise such powers and perform such duties as is determined from time to time by the Member or the Representative.

(d) Appointment and Term of Office. The Officers will be appointed by the Member or the Representative at such time and for such terms as the Member or the Representative determines. Any Officer may be removed, with or without Cause, only by the Member or the Representative. Vacancies in any office may be filled only by the Member or the Representative.

(e) Powers of Attorney. The Member or the Representative may grant powers of attorney or other authority as appropriate to establish and evidence the authority of the Officers and other Persons.

(f) Officers’ Delegation of Authority. Unless otherwise provided by resolution of the Member or the Representative, no Officer has the power or authority to delegate to any Person such Officer’s rights and powers as an Officer to manage the business and affairs of the Member.

5.3 Compensation. The Officers will receive such compensation for their services as may be designated by the Member or the Representative. In addition, the Officers are entitled to be reimbursed for out-of-pocket costs and expenses incurred in the course of their service hereunder.

5.4 Execution of Documents Filed with Secretary of State of Delaware and Waiver of Receipt of Copy of Filed Documents. The Member, the Representative or any Officer is authorized to execute and file with the Secretary of State of Delaware any document permitted or required by the Act. The Member hereby waives any requirement under the Act of receiving a copy of any document filed with the Secretary of State of Delaware. The Member hereby ratifies and affirms the Certificate as heretofore filed on behalf of the Company.

5.5 Limitation of Liability; Indemnification.

(a) Limitation. No Person will be liable to the Company or its Member for any loss, damage, liability or expense suffered by the Company or its Member on account of any action taken or omitted to be taken on or after December 7, 2012 by such Person as a Member, Representative or Officer of the Company or by such Person while serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise, if such Person discharges such Person’s duties in good faith, exercising the same degree of care and skill that a prudent person would have exercised under the circumstances in the conduct of such prudent person’s own affairs, and in a manner such Person reasonably believes to be in the best interest of the Company. The Member’s, Representative’s or Officer’s liability hereunder is limited only for those actions taken or omitted to be taken by such Member, Representative or Officer in connection with the management of the business and affairs of the Company.

(b) Right to Indemnification. To the extent allowed under the laws of the State of Delaware, the Company shall indemnify the Member and the Company’s officers and employees from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Company as set forth in this Agreement in which the Member, any officer or any employee may be involved, or is threatened to be involved, as a party or otherwise, REGARDLESS OF WHETHER ARISING FROM ANY ACT OR OMISSION WHICH CONSTITUTED THE SOLE, PARTIAL OR CONCURRENT NEGLIGENCE (WHETHER ACTIVE OR PASIVE) OF SUCH MEMBER, OFFICER OR EMPLOYEE, unless it is established that: (1) the act or omission of such Member, officer or employee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (2) the Member, officer or employee actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the Member, officer or employee had reasonable cause to believe that the act or omission was unlawful. The termination of any proceeding by judgment, order or settlement does not create a presumption that the Member, officer or employee did not meet the requisite standard of conduct set forth in this Section 5.5. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the Member, officer or employee acted in a manner contrary to that specified in this Section 5.5. Any indemnification pursuant to this Section 5.5 shall be made only out of the assets of the Company, including insurance proceeds, if any.

(c) Enforcement of Indemnification. If the Company refuses to indemnify any Person who may be entitled to be indemnified or to have expenses advanced under this Section 5.5, such Person may maintain an action in any court of competent jurisdiction against the Company to determine whether or not such Person is entitled to such indemnification or advancement of expenses hereunder. If such court action is successful and the Person is determined to be entitled to such indemnification or advancement of expenses, such Person will be reimbursed by the Company for all fees and expenses (including attorneys’ fees) actually and reasonably incurred in connection with any such action (including the investigation, defense, settlement or appeal of such action).

(d) Advancement of Expenses. Expenses (including attorneys’ fees) reasonably incurred in defending an action, suit or proceeding, whether civil, criminal, administrative, investigative or appellate, must be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Person to repay such amount if it is ultimately determined that such Person is not entitled to indemnification by the Company. In no event will any advance be made in instances where the Member or independent legal counsel reasonably determines that such Person would not be entitled to indemnification hereunder.

(e) Non-Exclusivity. The indemnification and the advancement of expenses provided by this Section 5.5 are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, or any agreement, policy of insurance or otherwise, both as to action in their official capacity and as to action in another capacity while holding their respective offices, and do not limit in any way any right that the Company may have to make additional indemnifications with respect to the same or different Persons or classes of Persons. The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 5.5 will continue as to a Person who has ceased to be a Member, Representative or Officer of the Company, and as to a Person who has ceased serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise and will inure to the benefit of the heirs, executors and administrators of such Person.

(f) Insurance. Upon the approval of the Member, the Representative or any Officer, the Company may purchase and maintain insurance on behalf of any Person who is or was a Member, Representative, Officer agent or employee of the Company, or is or was serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise, against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as such, whether or not the Company would have the power, or the obligation, to indemnify such Person against such liability under the provisions of this Section 5.5.

(g) Amendment and Vesting of Rights. Notwithstanding any other provision of this Agreement, the terms and provisions of this Section 5.5 may not be amended or repealed and the rights to indemnification and advancement of expenses created hereunder may not be changed, altered or terminated except by the Member. The rights granted or created hereby are vested in each Person entitled to indemnification hereunder as a bargained-for, contractual condition of such Person’s serving or having served as a Member, Representative or Officer of the Company or serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise and, while this Section 5.5 may be amended or repealed, no such amendment or repeal will release, terminate or adversely affect the rights of such Person under this Section 5.5 with respect to any act taken or the failure to take any act by such Person prior to such amendment or repeal or with respect to any action, suit or proceeding with respect to such act or failure to act filed after such amendment or repeal.

(h) Definitions. For purposes of this Section 5.5, references to:

(i) The “Company” includes, in addition to the resulting or surviving limited liability company (or other entity), any constituent limited liability company (or other entity) (including any constituent of a constituent) absorbed in a consolidation or merger so that any Person who is or was a member or manager of such constituent limited liability company (or other entity), or is or was serving at the request of such constituent limited liability company (or other entity) as a director, officer or in any other comparable position of any Other Enterprise will stand in the same position under the provisions of this Section 5.5 with respect to the resulting or surviving limited liability company as such Person would if such Person had served the resulting or surviving limited liability company (or other entity) in the same capacity;

(ii) “Other Enterprises” or “Other Enterprise” include, without limitation, any other limited liability company, corporation, partnership, joint venture, trust or employee benefit plan;

(iii) “fines” includes any excise taxes assessed against a person with respect to an employee benefit plan;

(iv) “defense” includes investigations of any threatened, pending or completed action, suit or proceeding as well as appeals thereof and also includes any defensive assertion of a cross-claim or counterclaim; and

(v) “serving at the request of the Company” includes any service as a director, officer or in any other comparable position that imposes duties on, or involves services by, a Person with respect to an employee benefit plan, its participants, or beneficiaries; and a Person who acted in good faith and in a manner such Person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan is deemed to have acted “in the best interest of the Company” as referred to in this Section 5.5.

(i) Severability. If any provision of this Section 5.5 or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable for any reason whatsoever, the remaining provisions of this Section 5.5 and the application of such provision to other Persons or circumstances will not be affected thereby and, to the fullest extent possible, the court finding such provision invalid, illegal or unenforceable must modify and construe the provision so as to render it valid and enforceable as against all Persons and to give the maximum possible protection to Persons subject to indemnification hereby within the bounds of validity, legality and enforceability. Without limiting the generality of the foregoing, if the Member, the Representative or any Officer or any Person who is or was serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise, is entitled under any provision of this Section 5.5 to indemnification by the Company for some or a portion of the judgments, amounts paid in settlement, attorneys’ fees, ERISA excise taxes or penalties, fines or other expenses actually and reasonably incurred by any such Person in connection with any threatened, pending or completed action, suit or proceeding (including the investigation, defense, settlement or appeal of such action, suit or proceeding), whether civil, criminal, administrative, investigative or appellate, but not, however, for all of the total amount thereof, the Company must nevertheless indemnify such Person for the portion thereof to which such Person is entitled.

5.6 Contracts with the Member, the Representative, Officers or Affiliates. No contract or transaction between the Company and the Member, the Representative or any Officer or between the Company and any Person in which the Member, the Representative or any Officer is a director or officer, or has a financial interest, will be void or voidable solely for this reason, and the Member, the Representative or applicable Officer will not be obligated to account to the Company for any profit or benefit derived by the Member, the Representative or applicable Officer if the Member consents to such contract or transaction.

5.7 Other Business Ventures. The Member, the Representative and each Officer may engage in, or possess an interest in, other business ventures of every nature and description, independently or with others, whether or not similar to or in competition with the business of the Company, and neither the Company nor the Member have any right by virtue of this Agreement in or to such other business ventures or to the income or profits derived therefrom. None of the Member, the Representative or any Officer is required to devote all of their time or business efforts to the affairs of the Company, but will devote so much of their time and attention to the Company as is reasonably necessary and advisable to manage the affairs of the Company to the best advantage of the Company.

ARTICLE VI—ACCOUNTING AND BANK ACCOUNTS

6.1 Fiscal Year. The fiscal year and taxable year of the Company will end on September 30 of each year, unless a different year is required by the Code or otherwise established by the Member.

6.2 Books and Records. At all times during the existence of the Company, the Company will maintain full and accurate books of account, which must reflect all Company transactions and be appropriate and adequate for the Company’s business. The books and records of the Company will be maintained at the principal office of the Company. The Member (or the Member’s designated representative) may, during ordinary business hours and upon reasonable notice, inspect and copy (at the Member’s own expense) all books and records of the Company.

6.3 Bank Accounts. All funds of the Company will be deposited in a separate bank, money market or similar account or accounts approved by the Member, the Representative or any Officer and in the Company’s name. Withdrawals therefrom may be made only by individuals authorized to do so by the Member.

ARTICLE VII—TRANSFERS OF INTERESTS

7.1 General Provisions. The Member may Transfer all or any part of the Member’s Interest. Upon any Transfer to any transferee (a “Transferee”) of all or any part of the Member’s Interest, such Transferee will become a Member of the Company in place of the Member (a “Substitute Member”) only to the extent that the Member has expressly stated such intention in writing. Except to the extent that a Transferee becomes a Substitute Member, such Transferee will not be entitled to exercise any rights as a Member in the Company, including the right to vote, grant approvals, or give consents with respect to the applicable Interest, the right to require any information or accounting of the Company’s business or the right to inspect the Company’s books and records, but such Transferee will only be entitled to receive, to the extent of the Interest transferred to such Transferee, the Distributions attributable thereto. Notwithstanding the foregoing, the Member may grant security interests in and/or pledge all or any part of the Member’s Interest without limitation, in accordance with the covenants in (i) that certain Credit Agreement dated December 21, 2011, as may be amended, replaced, supplemented or superseded from time to time (the “Credit Agreement”) among the Company’s parent, Inergy Midstream, L.P., a Delaware limited partnership, JPMorgan Chase Bank, N.A., as administrative agent and certain other financial institutions, (ii) any guaranties, deeds of trust, mortgages, security agreements, promissory notes, pledge agreements, escrow agreements, subordination agreements and/or other agreements, documents, instruments, contracts, financing statements or certificates entered into in connection with the Credit Agreement, as may be amended, replaced, supplemented or superseded from time to time, or (iii) any future credit agreements or security documents related thereto, whether entered into with JPMorgan Chase Bank, N.A. or any other party.

7.2 Redemption of Interests. Any Interest may be redeemed by the Company, by purchase or otherwise, as determined by the Member.

ARTICLE VIII—DISSOLUTION AND TERMINATION

8.1 Events Causing Dissolution. The Company will be dissolved only upon the first to occur of the following events:

(a) The written determination of the Member to dissolve.

(b) Upon the entry of a decree of judicial dissolution under the Act.

8.2 Effect of Dissolution. Except as otherwise provided in this Agreement, upon the dissolution of the Company, the Member will take such actions as may be required pursuant to the Act and will proceed to wind up, liquidate and terminate the business and affairs of the Company. In connection with such winding up, the Member may liquidate and reduce to cash (to the extent necessary or appropriate) the assets of the Company as promptly as is consistent with obtaining Fair Value therefor, to apply and distribute the proceeds of such liquidation and any remaining assets in accordance with the provisions of Section 8.3, and to do any and all acts and things authorized by, and in accordance with, the Act and other applicable laws for the purpose of winding up and liquidation.

8.3 Application of Proceeds. Upon dissolution and liquidation of the Company, the assets of the Company will be applied and distributed in the order of priority set forth in Section 4.2.

ARTICLE IX—MISCELLANEOUS

9.1 Title to the Property. Title to the Property will be held in the name of the Company. The Member does not have any ownership interest or rights in the Property, except indirectly by virtue of the Member’s ownership of an Interest.

9.2 Nature of Interest in the Company. An Interest is personal property for all purposes.

9.3 Notices and Determinations. Any notice or determination required or permitted to be given or made by this Agreement or the Act will be sufficient if given or made in writing.

9.4 No Third Party Rights. None of the provisions contained in this Agreement are for the benefit of or enforceable by any third parties, including creditors of the Company; provided, however, the Company may enforce any rights granted to the Company under the Act, the Certificate, or this Agreement.

9.5 Amendments to this Agreement. This Agreement may not be modified or amended in any manner other than by the Member.

9.6 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the remainder of this Agreement will not be affected thereby and will remain in full force and effect and may be enforced to the greatest extent permitted by law.

9.7 Binding Agreement. The provisions of this Agreement are binding upon, and will inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

9.8 Governing Law. This Agreement is governed by, and is to be construed in accordance with, the laws of the State of Delaware.

The Company and the Member have executed this Agreement as of the date first written above.

INERGY DAKOTA PIPELINE, LLC

By:	INERGY CRUDE LOGISTICS, LLC, its sole Member

	By:	/s/ John J. Sherman
John J. Sherman
President and Chief Executive Officer

the Company

INERGY CRUDE LOGISTICS, LLC

By:	/s/ John J. Sherman
John J. Sherman
President and Chief Executive Officer

the Member